Exhibit 10.3

Execution Version

FORM OF SPONSOR SUPPORT AGREEMENT

This SPONSOR SUPPORT AGREEMENT (this “Agreement”), dated as of December [•], 2020, is entered into by and among Northern Star Sponsor LLC, a Delaware limited liability company (“Sponsor Holdco”), the Persons set forth on Annex A hereto (together with the Sponsor Holdco, each a “Sponsor” and together, the “Sponsors”), Northern Star Acquisition Corp., a Delaware corporation (“Parent”) and Barkbox Inc., a Delaware corporation (the “Company”). Each of Sponsor, Parent and the Company are individually referred to herein as a “Party” and collectively as the “Parties”. Capitalized terms used herein and not otherwise defined shall have the meaning ascribed to them in the Agreement and Plan of Reorganization, dated as of December [•], 2020 (as amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), by and Parent, NSAC Merger Sub Corp., a Delaware corporation (“Merger Sub”), and the Company.

RECITALS

WHEREAS, as of the date of this Agreement, the Sponsors are the record holder, beneficial (as such term is defined in Rule 13d-3 under the Exchange Act, which meaning shall apply for all purposes of this Agreement whenever the term “beneficial” or “beneficially” is used) owner, and has full voting power over 6,358,750 shares of Founder Common Stock, zero shares of Parent Common Stock (together with the Founder Common Stock, the “Subject Shares”) and 4,558,000 Parent Warrants in the aggregate as set forth on Annex A attached hereto;

WHEREAS, the Company, Parent and Merger Sub have entered into the Merger Agreement in the form attached hereto as Annex B, which provides for the merger of Merger Sub with and into the Company (the “Merger”), with the Company surviving the Merger, pursuant to the provisions of the DGCL;

WHEREAS, as an inducement to the Company and Parent to enter into the Merger Agreement and to consummate the transactions contemplated therein, the parties hereto desire to agree to certain matters as set forth herein;

WHEREAS, Parent and each of the Sponsors desire to make certain representations, warranties, covenants and agreements in connection with this Agreement;

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements set forth in this Agreement, the Parties agree as follows:

ARTICLE 1

VOTING AND TRANSFER OF SHARES

Section 1.01 Voting.

(a) At any meeting of the shareholders of Parent, however called, or at any adjournment thereof, or in any other circumstance in which the vote, consent or other approval of the stockholders of Parent is sought, each Sponsor shall (i) appear at each such meeting or otherwise cause all of its Subject Shares to be counted as present thereat for purposes of calculating a quorum and (ii) vote (or cause to be voted), or execute and deliver a written consent (or cause a written consent to be executed and delivered) covering, all of its Subject Shares:

(i)

in favor of all Stockholder Matters, including any proposal for Parent Stockholders to adopt the Merger Agreement and approving any other matters necessary for consummation of the transactions contemplated by the Merger Agreement, including the Merger;

(ii)

in favor of any proposal to adjourn a Special Meeting at which there is a proposal for Parent Stockholders to adopt the Merger Agreement to a later date if there are not sufficient votes to adopt the Merger Agreement or if there are not sufficient shares of Parent common stock present in person or represented by proxy at such Special Meeting to constitute a quorum;

(iii)

against any proposal, offer or submission with respect to a competing transaction described in Section 4.3 (No Solicitation) of the Merger Agreement (a “Competing Transaction”) or the adoption of any agreement to enter into a Competing Transaction;

(iv)

against any proposal for any amendment or modification of Parent’s Charter Documents that would change the voting rights of any Subject Shares or the number of votes required to approval any proposal, including the vote required to adopt the Merger Agreement;

(v)	against any change in the business, management or Board of Directors of Parent (other than in connection with the Stockholder Matters); and

(vi)

against any action, transaction, agreement or proposal that would, or would reasonably be expected to (A) result in a breach of any representation, warranty, covenant or any other obligation or agreement of Parent or Merger Sub under the Merger Agreement or any agreement ancillary thereto or Parent or the Sponsors under this Agreement or any of the conditions to the consummation of the Merger under the Merger Agreement not being fulfilled on a timely basis, (B) prevent, delay or impair consummation of the Merger or dilute, in any material respect, the benefit of the Merger to the Company and its stockholders, or (C) facilitate any proposal, offer or submission with respect to a Competing Transaction or any agreement to enter into a Competing Transaction.

(b) Each Sponsor hereby agrees that it shall not commit or agree to take any action inconsistent with the foregoing. Each Sponsor shall comply with, and fully perform all of its obligations, covenants and agreements set forth in, that certain Letter Agreement, dated as of November 13, 2020, by and among the Sponsors and Parent (the “Voting Letter Agreement”).

(c) Any vote required to be cast or consent or dissent in writing required to be expressed pursuant to this Section 1.01 shall be cast or expressed in accordance with the applicable procedures relating thereto so as to ensure that it is duly counted for purposes of determining that a quorum is present (if applicable) and for purposes of recording the results of that vote. For the avoidance of doubt, nothing contained herein requires any Sponsor (or entitles any proxy of any Sponsor) to convert, exercise or exchange any options, warrants or convertible securities in order to obtain any underlying shares of Parent Common Stock.

(d) Each Sponsor agrees not to enter into any commitment, agreement, understanding or similar arrangement with any Person to vote or give voting instructions or express consent or dissent in writing in any manner inconsistent with the terms of this Section 1.01.

Section 1.02 No Transfers. During the period beginning on the date of this Agreement and ending on the Expiration Date (the “Applicable Period”), each Sponsor agrees not to, directly or indirectly, in one or more transactions, whether by merger, consolidation, division, operation of law, or otherwise (including by succession or otherwise by operation of applicable Legal Requirements): (a) sell, convey, assign, transfer, exchange, pledge, hypothecate or otherwise encumber or dispose of any Subject Shares (or any right, title or interest therein) or any rights to acquire any securities or equity interests of the Company; (b) deposit any Subject Shares or any rights to acquire any securities or equity interests of the Company into a voting trust or enter into a voting agreement or any other arrangement with respect to any Subject Shares or any rights to acquire any securities or equity interests of the Company or grant or purport to grant any proxy or power of attorney with respect thereto that is inconsistent with this Support Agreement; (c) enter into any contract, option, call or other arrangement or undertaking, whether or not in writing, with respect to the direct or indirect sale, conveyance, assignment, transfer, exchange, pledge, hypothecation or other encumbrance or disposition, or limitation on the voting rights, of any Subject Shares (or any right, title or interest therein) or any rights to acquire any securities or equity interests of the Company; (d) otherwise grant, permit or suffer the creation of any Encumbrances on any Subject Shares, other than Permitted Encumbrances; or (e) approve or commit or agree to take any of the foregoing actions (any action described in the immediately preceding sentence, a “Transfer”); provided, however, that the foregoing shall not prohibit Transfers (i) between the Sponsor and any Affiliate of the Sponsor, (ii) if the Sponsor is an individual, to a trust for the benefit of the Sponsor or to any member of a Sponsor’s immediate family or a trust for the benefit of such immediate family member or (iii) if the Sponsor is an individual, by will, other testamentary document or under the laws of intestacy upon the death of Sponsor, in each case, so long as, prior to and as a condition to the effectiveness of any such Transfer, such Affiliate or transferee executes and delivers to the Company a joinder to this Agreement in the form attached hereto as Annex C. Any Transfer or action in violation of this Section 1.02 shall be void ab initio. If any involuntary Transfer of any of Subject Shares occurs, the transferee (and all transferees and subsequent transferees of such transferee) shall take and hold such Subject Shares subject to all of the restrictions, liabilities and rights under this Agreement, which shall continue in full force and effect during the Applicable Period.

Section 1.03 Stop Transfer. Each Sponsor agrees that such Sponsor shall not request that Parent register any transfer of any certificate or book-entry share or other uncertificated interest representing any Subject Shares made in violation of the restrictions set forth in Section 1.02 during the Applicable Period and hereby authorizes and instructs the Parent to instruct its transfer agent to enter a stop transfer order with respect to all of the Subject Shares, subject to the provisions hereof; provided, that any such stop transfer order will immediately be withdrawn and terminated by the Parent following the termination of this Agreement.

Section 1.04 No Redemption. Each Sponsor irrevocably and unconditionally agrees that, during the Applicable Period, such Sponsor shall not elect to redeem any Subject Shares beneficially owned or owned of record by such Sponsor, or submit any of its Subject Shares for redemption, in connection with the transactions contemplated by the Merger Agreement or otherwise.

Section 1.05 Waiver of Anti-dilution Protection. Each Sponsor hereby waives, to the fullest extent permitted by law, the ability to adjust the Initial Conversion Ratio (as defined in the certificate of incorporation of the Parent) pursuant to Article FOURTH, Section (B)(2)(ii) of the certificate of incorporation of the Parent in connection with the issuance of additional Parent Class A Common Stock in the transactions contemplated by the Merger Agreement. This waiver shall be applicable only in connection with the transactions contemplated by the Merger Agreement and this Support Agreement (and any Parent Class A Common Stock issued in connection with the transactions contemplated by the Merger Agreement) and shall be void and of no force and effect if this Agreement is terminated other than pursuant to Section 4.01(a) hereto.

Section 1.06 Public Announcements; Filings; Disclosures.

(a) Each Sponsor (and each such Sponsor’s controlled Affiliates, other than Parent) agrees that it shall not issue any press release or make any other public announcement or public statement (a “Public Communication”) with respect to this Agreement, the Merger Agreement, or the transactions contemplated hereby or thereby, without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), except as required by applicable Legal Requirements, in which case such Sponsor shall use its reasonable best efforts to provide the Company and the Company’s legal counsel with a reasonable opportunity to review and comment on such Public Communication in advance of its issuance and shall give reasonable and good faith consideration to any such comments.

(b) Each Sponsor hereby consents to and authorizes the Company and Parent to publish and disclose in any Public Communication or in any disclosure required by the SEC and in the Proxy Statement/Prospectus prepared by Parent and filed with the SEC relating to the Special Meeting such Sponsor’s identity and ownership of Subject Shares and each such Sponsor’s obligations under this Agreement (the “Sponsor Information”), consents to the filing of this Agreement to the extent required by applicable Legal Requirements to be filed with the SEC or any regulatory authority relating to the Merger, and agrees to cooperate with Parent in connection with such filings, including providing Sponsor Information reasonably requested by Parent.

Section 1.06 Non-Solicitation. Each Sponsor acknowledges that such Sponsor has read Section 4.3 of the Merger Agreement. In addition, each Sponsor agrees that the restrictions imposed on Parent pursuant to Section 4.3 of the Merger Agreement shall be binding upon the Sponsor mutatis mutandis and further agrees not to take (and agrees to cause its Affiliates and its and their Representatives not to take), directly or indirectly, any action that would violate Section 4.3 of the Merger Agreement if such action were taken by Parent.

Section 1.07 No Agreement as Director or Officer. Each Sponsor is entering into this Agreement solely in such Sponsor’s capacity as record or beneficial owner of Subject Shares and nothing herein is intended to or shall limit or affect any actions taken by such Sponsor or any employee, officer, director (or person performing similar functions), partner or other Affiliate (including, for this purpose, any appointee or representative of the Sponsor to the board of directors of the Parent) of the Sponsor, solely in his or her capacity as a director or officer of the Parent (or a Subsidiary of the Parent) or other fiduciary capacity for the Parent Stockholders.

Section 1.08 Acquisition of Additional Shares. In the event that, during the period commencing on the date hereof and ending at the Expiration Date, (a) any Subject Shares are issued to Sponsor after the date of this Agreement pursuant to any stock dividend, stock split, recapitalization, reclassification, combination or exchange of Subject Shares or otherwise, (b) Sponsor purchases or otherwise acquires beneficial ownership of any Subject Shares or (c) Sponsor acquires the right to vote or share in the voting of any Subject Shares (collectively the “New Securities”), then such New Securities acquired or purchased by such Sponsor shall be subject to the terms of this Agreement to the same extent as if they constituted the Subject Shares owned by such Sponsor as of the date hereof.

Section 1.09 No Litigation. Each Sponsor hereby agrees not to commence, maintain or participate in, or facilitate, assist or encourage, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, suit, proceeding or cause of action, in law or in equity, in any court or before any Governmental Entity (a) challenging the validity of, or seeking to enjoin or delay the operation of, any provision of this Agreement or the Merger Agreement or the transactions contemplated hereby or thereby (including any claim seeking to enjoin or delay the consummation of the Merger), (b) alleging a breach of any fiduciary duty of any Person or alleging that any Person aided or abetted any breach of any fiduciary duty of any Person in connection with this Agreement or the Merger Agreement or the transactions contemplated thereby or thereby, or (c) otherwise relating to the Merger Agreement, this Agreement or the Merger or other transactions contemplated hereby or thereby.

Section 1.10 Further Assurances. Each Sponsor shall execute and deliver, or cause to be executed and delivered, such further certificates, instruments and other documents and to take such further actions as the Company may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement and the Merger Agreement.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF THE SPONSORS

Each Sponsor hereby severally and not jointly represents and warrants to Parent and the Company as follows:

Section 2.01 Organization; Authorization. In the event the Sponsor is an individual, the Sponsor has full power, right and legal capacity to execute and deliver this Agreement, and to perform his or her obligations hereunder. In the event the Sponsor is a legal entity, (a) the Sponsor is a legal entity duly organized, validly existing and in good standing under the applicable Legal Requirements of the Sponsor’s jurisdiction of its organization, (b) the Sponsor has all requisite corporate or similar power and authority and has taken all corporate or similar action necessary in order to execute and deliver this Agreement, to perform the Sponsor’s obligations under this Agreement and consummate the transactions contemplated by this Agreement, and (c) no approval by any holder of the Sponsor’s equity interests is necessary to approve this Agreement. This Agreement has been duly authorized, executed and delivered by the Sponsor and, in the event the Sponsor is an individual and is married and any of the Sponsor’s Subject Shares constitute community property or spousal approval is otherwise required in order for this Agreement to be a valid and binding obligation of the Sponsor, this Agreement has been duly authorized, executed and delivered by or on behalf of the Sponsor’s spouse, and this Agreement constitutes a valid and binding agreement of the Sponsor enforceable against the Sponsor in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

Section 2.02 Governmental Filings; No Violations; Certain Contracts. The execution, delivery and performance by the Sponsor of this Agreement and the consummation by the Sponsor of the transactions contemplated hereby do not and will not (i) conflict with or violate any United States or non-United States statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order applicable to the Sponsor, (ii) require any consent, approval or authorization of, declaration, filing or registration with, or notice to, any person or entity, (iii) result in the creation of any encumbrance on any Shares (other than under this Agreement) or (iv) conflict with or result in a breach of or constitute a default under any provision of the Sponsor’s governing documents or any agreement (including any voting agreement) to which the Sponsor is a party.

Section 2.03 Litigation. As of the date of this Agreement, except as would not, individually or in the aggregate, reasonably be expected to prevent, delay or impair the ability of the Sponsor perform its obligations under this Agreement or to consummate the transactions contemplated by this Agreement (a) there is no action, suit, demand, complaint, litigation, review, audit, hearing, arbitration, proceeding, investigation or similar dispute by or before any Governmental Entity or otherwise pending or, to the knowledge of the Sponsor, threatened against the Sponsor or any of its Affiliates and (b) neither the Sponsor nor any of its Affiliates is a party to or subject to the provisions of any judgment, order, writ, injunction, decree or award of any Governmental Entity.

Section 2.04 Ownership of Parent Stock; Voting Power. The Sponsor’s signature page hereto correctly sets forth the number of the Sponsor’s Subject Shares as of the date of this Agreement and, other than such Subject Shares, as of the date of this Agreement, there are no Parent securities (or any securities convertible, exercisable or exchangeable for, or rights to purchase or acquire, any Parent securities) held of record or beneficially owned by the Sponsor or in respect of which the Sponsor has full voting power. The Sponsor has not made any Transfer of Subject Shares and the Sponsor is the record holder and beneficial owner of all of its Subject Shares and has, and shall have throughout the Applicable Period, good and valid title to the Subject Shares, full voting power and power of disposition with respect to all such Subject Shares free and clear of any liens, security interests, claims, pledges, proxies, options, right of first refusals, voting restrictions, limitations on dispositions, voting trusts or agreements, options or any other encumbrances or restrictions on title, transfer or exercise of any rights of a stockholder in respect of such Subject Shares (collectively, “Encumbrances”), except for any such Encumbrance that (a) may be imposed pursuant to (i) this Agreement, the Merger Agreement and the transactions contemplated hereby and thereby, (ii) any applicable restrictions on transfer under U.S. state or federal securities or “blue sky” applicable Legal Requirements or (iii) the Parent’s Charter

Documents or the terms of any customary custody or similar agreement applicable to Subject Shares held in brokerage accounts or (b) would not, individually or in the aggregate, reasonably be expected to prevent, delay or impair the ability of the Sponsor perform its obligations under this Agreement or to consummate the transactions contemplated by this Agreement. No Person has any contractual or other right or obligation to purchase or otherwise acquire any of the Sponsor’s Subject Shares other than pursuant to the Merger Agreement or as set forth in the Parent’s Charter Documents.

Section 2.05 Reliance. Each Sponsor understands and acknowledges that the Company is relying upon the Sponsor’s execution, delivery and performance of this Agreement and upon the representations and warranties and covenants of the Sponsors contained in this Agreement.

Section 2.06 Finder’s Fees. No agent, broker, investment banker, finder or other intermediary is or shall be entitled to any fee or commission or reimbursement of expenses from Parent, Merger Sub or the Company or any of their respective Affiliates in respect of this Agreement based upon any arrangement or agreement made by or on behalf of the Sponsor.

Section 2.07 Proxy Statement. None of the information supplied or to be supplied by the Sponsor for inclusion or incorporation by reference in the Proxy Statement/Prospectus and any amendment or supplement thereto will, at the date of mailing to the Parent Stockholders and at the time of the Special Meeting contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 2.08 Other Agreements. The Sponsor has not taken or permitted any action that would or would reasonably be expected to (a) constitute or result in a breach hereof, (b) make any representation or warranty of the Sponsor set forth herein untrue or inaccurate or (c) otherwise restrict, limit or interfere with the performance of this Agreement, the Merger Agreement or the transactions contemplated by this Agreement or the Merger Agreement.

Section 2.09 Sponsor Has Adequate Information. The Sponsor acknowledges that the Sponsor is a sophisticated investor with respect to the Sponsor’s Subject Shares and has adequate information concerning the business and financial condition of the Company and Parent to make an informed decision regarding the transactions contemplated by this Agreement and has, independently and without reliance upon Parent, the Company or any Affiliate of Parent and the Company, and based on such information as the Sponsor has deemed appropriate, made the Sponsor’s own analysis and decision to enter into this Agreement. The Sponsor acknowledges that the Sponsor has received and reviewed this Agreement and the Merger Agreement and has had the opportunity to seek independent legal advice prior to executing this Agreement.

Section 2.10 No Other Representations or Warranties. Except for the representations and warranties made by the Sponsor in this Article 2, neither the Sponsor nor any other Person makes any express or implied representation or warranty to the Company or Parent in connection with this Agreement or the transactions contemplated by this Agreement, and the Sponsor expressly disclaims any such other representations or warranties.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF PARENT

Each of Parent and the Company represent and warrant to the Sponsors as follows:

Section 3.01 Organization. Such Party is a legal entity duly organized, validly existing and in good standing under the laws of the State of Delaware.

Section 3.02 Corporate Authority. Such Party has all requisite corporate power and authority and has taken all corporate or similar action necessary in order to execute and deliver this Agreement, to perform its obligations under this Agreement and to consummate the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by such Party and constitutes a valid and binding agreement of such Party enforceable against such Party in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

Section 3.03 No Other Representations or Warranties. Except for the representations and warranties made by Parent in this Article 3, neither such Party nor any other Person makes any express or implied representation or warranty to the Sponsor in connection with this Agreement or the transactions contemplated by this Agreement, and the Sponsor expressly disclaims reliance upon, and the Sponsor acknowledges and agrees that such Party expressly disclaims, any such other representations or warranties.

ARTICLE 4

GENERAL PROVISIONS

Section 4.01 Termination. This Agreement, including the voting agreements contemplated by this Agreement and any proxy granted hereunder if such proxy becomes effective, shall automatically be terminated at the earliest to occur of: (a) the Effective Time; (b) the termination of the Merger Agreement pursuant to Article VII thereof; or (c) the effective date of a written agreement duly executed and delivered by Parent, the Company and each of the Sponsors terminating this Agreement (the date and time at which the earlier of clause (a), (b), and (c) occurs being, the “Expiration Date”); provided, however, that in the case of any termination pursuant to clause (a), Section 1.05 (Waiver of Anti-dilution Protection), Section 1.06 (Public Announcements; Filings; Disclosure), Section 1.09 (No Litigation) and Section 1.10 (Further Assurances) and this Article 4 shall survive such termination. Nothing set forth in this Section 4.01 or elsewhere in this Agreement shall relieve any Party of any liability or damages to any other Party for any intentional and willful breach of this Agreement by such Party prior to such termination or fraud in connection with, arising out of or otherwise related to the representations and warranties set forth in this Agreement or any instrument or other document delivered pursuant to this Agreement.

Section 4.02 Notices. All notices and other communications between the Parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service or (iv) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day), addressed as follows:

If to Parent or any Sponsor:

Northern Star Acquisition Corp.

c/o Graubard Miller

The Chrysler Building

405 Lexington Avenue, 11th Floor

New York, New York 10174

Attention: Jonathan J. Ledecky

E-mail: jledecky@hockeyny.com

with a copy to (which shall not constitute notice):

Graubard Miller

The Chrysler Building

405 Lexington Avenue, 11th Floor

New York, New York 10174

Attention: David Alan Miller / Jeffrey M. Gallant

E-mail: dmiller@graubard.com / jgallant@graubard.com

If to the Company:

Skadden, Arps, Slate, Meagher & Flom LLP

525 University Avenue, Suite 1400

Palo Alto, California 94301

Attention: Michael Mies

E-mail: michael.mies@skadden.com

and:

Gunderson Dettmer

1250 Broadway, 23rd Floor

New York, New York 10001

Attention: Brooks Stough / Melissa B. Marks / John Olson

E-mail: bstough@gunder.com / mmarks@gunder.com / jolson@gunder.com

Section 4.03 Expenses. Except as otherwise provided herein or in the Merger Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses, whether or not the Merger is consummated.

Section 4.04 Counterparts; Electronic Delivery. This Agreement and each other document executed in connection with the transactions contemplated hereby, and the consummation thereof, may be executed in one or more counterparts, all of which shall be considered one and the same document and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party, it being understood that all parties need not sign the same counterpart. Delivery by electronic transmission to counsel for the other Party of a counterpart executed by a Party shall be deemed to meet the requirements of the previous sentence.

Section 4.05 Entire Agreement; Third Party Beneficiaries. This Agreement and the Voting Letter Agreement (except as superseded hereby) and the documents and instruments and other agreements between the Parties as contemplated by or referred to herein, including the annexes hereto (a) constitute the entire agreement between the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, between the Parties and any of their respective Affiliates with respect to the transactions contemplated hereby; and (b) are not intended to confer upon any other person any rights or remedies hereunder (except as specifically provided in this Agreement). No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the transactions contemplated by this Agreement exist between the parties except as expressly set forth or referenced in this Agreement and the Merger Agreement.

Section 4.06 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The Parties further agree to modify this Agreement to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

Section 4.07 Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. Each Party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other Party has an adequate remedy at law or that an award of specific performance is not an appropriate remedy for any reason at law or equity. The Parties acknowledge and agree that any Party seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section shall not be required to provide any bond or other security in connection with any such injunction.

Section 4.08 Governing Law. This Agreement shall be governed by and construed in accordance with the internal law of the State of Delaware regardless of the law that might otherwise govern under applicable principles of conflicts of law thereof.

Section 4.09 Consent to Jurisdiction; WAIVER OF TRIAL BY JURY. Each of the Parties hereto irrevocably consents to the exclusive jurisdiction and venue of the Delaware Chancery Court (or, if the Delaware Chancery Court shall be unavailable, any other court in the State of Delaware or, in the case of claims to which the federal courts have exclusive subject matter jurisdiction, any federal courts of the United States of America sitting in the State of Delaware) in connection with any matter based upon or arising out of this Agreement or the transactions contemplated hereby, agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and manner of service of process. Each Party hereto hereby agrees not to commence any legal proceedings relating to or arising out of this Agreement or the transactions contemplated hereby in any jurisdiction or courts other than as provided herein. Each of the Parties hereto (i) certifies that no representative, agent or attorney of any other Party has represented, expressly or otherwise, that such other Party would not, in the event of litigation, seek to enforce that foregoing waiver and (ii) acknowledges that it and the other Party hereto have been induced to enter into this Agreement and the transactions contemplated hereby, as applicable, by, among other things, the mutual waivers and certifications in this Section. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 4.10 Assignment. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party. Subject to the first sentence of this Section, this Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and permitted assigns.

Section 4.11 Amendment. This Agreement may be amended by the parties hereto at any time only by execution of an instrument in writing signed on behalf of each of the Parties.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first written above.

BARKBOX INC.

By:
Name:
Title:

NORTHERN STAR ACQUISITION CORP.

By:
Name:
Title:

[Signature Page to Sponsor Support Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first written above.

SPONSORS:

NORTHERN STAR SPONSOR LLC

By:
Name:
Title:

Jonathan J. Ledecky

Joanna Coles

Jim Brady

Deb Spar

Justine Cheng

John Mildenhall

[Signature Page to Sponsor Support Agreement]

ANNEX A

Sponsor Parent Common Shares and Parent Warrants

Name	Founder Common Stock	Parent Warrants
Northern Star Sponsor LLC	6,108,750	4,558,000
Jim Brady	100,000
Deb Spar	50,000
Justine Cheng	50,000
John Mildenhall	50,000

ANNEX B

MERGER AGREEMENT

[attached]

ANNEX C

FORM OF JOINDER

This Joinder Agreement (this “Joinder Agreement”) is made as of the date written below by the undersigned (the “Joining Party”) in accordance with the Sponsor Support Agreement dated as of December [•], 2020 (as amended, supplemented or otherwise modified from time to time, the “Support Agreement”) by and between Company, Parent and the Sponsors that is party thereto. Capitalized terms used herein and not otherwise defined shall have the meaning ascribed to them in the Support Agreement.

The Joining Party hereby acknowledges, agrees and confirms that, by its execution of this Joinder Agreement, the Joining Party shall be deemed to be a party to, and a “Sponsor” under, the Sponsor Support Agreement as of the date hereof and shall have all of the rights and obligations of a Sponsor as if it had executed the Sponsor Support Agreement. The Joining Party hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Sponsor Support Agreement.

IN WITNESS WHEREOF, the undersigned has duly executed this Joinder Agreement as of the date written below.

Date: [•][•], 20[•]

By:
Name:
Title:

Address for Notices:

With copies to: